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                                                                      EXHIBIT 22


                        INDEPENDENT AUDITOR'S CONSENT


The Shareholders and Board of Directors
PennCorp Financial Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-2930 and 333-2928) on Form S-8 of PennCorp Financial Group, Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of PennCorp Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K/A Amendment No. 2 of PennCorp Financial Group, Inc.


KPMG PEAT MARWICK LLP


Raleigh, North Carolina
July 1, 1997